Exhibit 10.36
Via Hand Delivery
Gregg Scarlett
Re: Position Elimination and Employee Retention
Dear Gregg:
As we have discussed, your position of Executive Vice President, Chief Operating Officer will be eliminated on March 15, 2024 (the “Separation Date”). In an effort to retain your services through the Separation Date, and provided you remain employed through the Separation Date, BBI is willing to provide you severance pay in the amount of $1,485,000.00 subject to your execution of a Separation and Release Agreement in favor of the Company, a copy of which is attached for your reference, but not to be executed until the Separation Date. However, in the alternative and only in the event that a “Change in Control’ results in your “Qualifying Termination” as those terms are defined in the Bloomin’ Brands, Inc. Executive Change in Control Plan (the Plan”), effective December 6, 2012, your severance payment will be the greater of $1,485,000.00 or the severance pay due at your level of participation in the Plan be subject to the terms and conditions of the Plan.
This letter does not alter the terms of your employment as set out in your executed offer letter dated February 14, 2020. Furthermore, this letter is not a contract of employment as your employment is and remains at-will. If you voluntarily leave your position before the Termination Date, you will not be eligible for any severance pay.
Please sign this letter in the space provided below to reflect your understanding of the terms and conditions of this retention agreement.

Sincerely,

/s/ David J. Deno
David J. Deno
/s/ Gregg Scarlett
Gregg Scarlett
Date:	10/5/23

SEPARATION AND RELEASE AGREEMENT

    This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between Bloomin’ Brands, Inc. (“BBI” or “the Company”) and Gregg Scarlett (“Employee”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

I.    Definitions

For purposes of this Agreement, the following Definitions will apply:

A.    Separation Date. The “Separation Date” will be March 15, 2024. After that date, Employee will have no authority to act for or on behalf of the Company.

B.    Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after Employee’s execution of this Agreement, as set forth in Paragraph II.F(4) below, provided that Employee does not exercise his right to revoke as set forth in that paragraph.

C.    Letter Agreement. The “Letter Agreement” is the letter agreement containing Employee’s offer letter, which was signed by Employee and is dated February 14, 2020, a copy of which is attached for reference as Exhibit A.

D.    Released Parties. The “Released Parties” include but are not limited to Bloomin’ Brands, Inc., OS Management, Inc., OSI Restaurant Partners, LLC, direct and indirect affiliates (including but not limited to Outback Steakhouse of Florida, LLC, Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, OS Pacific, LLC, DoorSide, LLC, OSI/Fleming’s, LLC, OSI International, LLC, Outback Steakhouse International, LLC, and OS Restaurant Services, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OS Management, Inc. and its parents and affiliates.

E.    Releasing Parties. The “Releasing Parties” are the Employee and his attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns.

II.    Terms

A.    Return of BBI Property. If he has not already done so, Employee will return and give to BBI as soon as possible, but no later than seven (7) days after the Separation Date, all documents, computer files, and any copies thereof, which relate to BBI’s business and which are in his possession, or under his direction or control and all cell phones, keys, identification cards, laptops, or other tangible items that are the property of BBI. This obligation is in addition to the Duty to Return obligation in Section 3 of the Letter Agreement, which remains in effect, even if partially redundant with the terms in this Section II.A.

B.    Severance Pay and Benefits. In consideration for Employee’s execution of this Agreement, his acknowledgment and agreement that the Separation Date is his last day of employment, and his release of claims as set forth below, BBI will pay to him as severance pay a lump sum payment of $675,000.00 representing one year of Employee’s base salary. As further consideration for Employee’s execution of this Agreement, and his release of claims, BBI will pay to Employee a lump sum payment of $810,000.00 representing his anticipated target bonus for 2024. Such payments will be made, less applicable taxes and deductions, through direct deposit on the first regular pay day on or after this Agreement becomes enforceable. Employee understands and acknowledges that the period of time used for calculating the amount of severance to be paid was one (1) year. In the alternative, and only if the termination of the Employee’s employment is a Qualifying Termination as that term is defined under the Bloomin’ Brands, Inc. Executive Change in Control Plan, effective December 6, 2012 (the “Plan”), occurring before the Separation Date, then Employee will be entitled to receive as severance pay under this Agreement, the greater of the severance pay and benefits applicable to Employee’s then level of participation under the Plan or the severance pay totaling $1,485,000.00 as described above.

    As further consideration, the Company will pay to Employee in one lump sum payment a taxable amount equal to twelve months of the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health and dental coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage). This payment will be made regardless of whether Employee elects COBRA continuation coverage. This payment does not extend the period in which Employee has to elect COBRA nor does it extend the COBRA continuation period.

C.    Not Otherwise Entitled. The parties agree that, apart from this Agreement, Employee is entitled to no payments or other consideration from BBI. The payment described in Paragraph II.B is contingent upon Employee’s execution of this Agreement, his not exercising his right to revoke, and his compliance with all of the terms of this Agreement.

D.    No Further Obligation. Employee understands that, regardless of whether Employee executes this Agreement, he will be paid all earned and accrued compensation, less applicable deductions, through the Separation Date by BBI and that Employee will be paid all accrued but unused Paid Time Off on the first regular payday after the Separation Date or as otherwise required by law.

E.    Employee Benefits. Employee further agrees that after the last day of the month containing the Separation Date, Employee no longer has any coverage or entitlement to benefits or contributions under any of BBI’s benefit plans, with the exception of his option to elect continuation coverage under COBRA and any benefits through BBI’s plans that were vested as of the Separation Date or as otherwise required by law. Employee further understands and acknowledges that any grants to Employee in the form of Performance Unit Shares, Restricted Stock Units, or Stock Options are subject to the terms of the Company’s 2020 Omnibus Incentive Compensation Plan and Equity Award Policy and the Company’s standard Equity Award Policy and, if Employee’s separation is due to a Qualifying Event, the terms and conditions of the Plan.

F.    Acknowledgements. Employee acknowledges that he has read and understands this Agreement, and he specifically acknowledges the following:

(1) That he has been advised by BBI to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement; and

(2) That he has been given twenty-one (21) days to decide whether to sign this Agreement; and

(3) That he is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto; and

(4) That if he signs this Agreement, he has seven (7) days in which to revoke his signature, and that the Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation period must have expired, and Employee must not have exercised his right to revoke). Specifically, Employee understands that he will not receive the payment referred to in Paragraph II.B until after the Effective Date. To revoke this Agreement, Employee must send a written notice to Kelly Lefferts at KellyLefferts@BloominBrands.com no later than the eighth (8th) day after Employee’s signing of the Agreement; and

(5) That, by signing this Agreement, he is not waiving or releasing any claims based on actions or omissions that occur after the date of his signing of this Agreement.

G.    Release and Waiver of Claims. In exchange for the payment described in Paragraph II.B above, the Releasing Parties fully and forever, waive release and discharge the Released Parties from any and all claims of any nature, whether known or unknown, which Employee may have arising out of, in any way related to, or in connection with his employment or termination of his employment, through the Effective Date of this Agreement.

This release includes, but is not limited to, the following claims: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (except such rights as may be vested under any retirement plan sponsored by BBI); the Family and Medical Leave Act, 29 U.S.C. §2601, et seq. (to the extent such claims can be waived); the Genetic Information Nondiscrimination Act (“GINA”); the Florida Civil Rights Act of 1992 (F.S. §760.01et seq., as amended), the Florida Whistle Blower Act (F.S. §448.102 et seq.,), the Florida Workers’ Compensation Retaliation Statute (F.S. §440.205 et seq.) any rights, actions, claims (including medical and health benefit claims), or liability under (a) any state or local statute or regulation, including but not limited to wrongful discharge in violation of public policy, and all state or local whistleblower protection statutes, codes, or regulations, or (b) common law principles, including tort, contract, and equitable claims, except claims or proceedings necessary to enforce the provisions of this Agreement or that cannot be waived by signing of this Agreement; or any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, interference with contract, or any other cause of action based on federal, state, or local law or the common law, whether in tort or in contract.

H.    Non-Admission of Liability. Employee agrees that BBI entered into this Agreement in compromise of a disputed claim and is not an admission of any liability or wrongdoing on the part of BBI.

I.    Taxation. Employee agrees that he is solely responsible for payment of all federal, state, and local taxes on the amounts paid under this Agreement. In the event that BBI is required to pay back taxes or Social Security, or fines or assessments, because of Employee’s non-payment of taxes on the amounts paid under this Agreement, Employee agrees to indemnify BBI for any such amounts.

J.    Communications to Third Parties. Subject to the exceptions in Section II.L below, Employee will not speak in a defamatory manner concerning BBI or any of the Released Parties to any person who is not a party to this Agreement, and in the event that an employer or prospective employer contacts BBI for a job reference or referral concerning Employee, BBI will instruct its employees, agents or representatives with responsibility for making such reference or referral to provide only Employee’s dates of employment and position(s) held, consistent with BBI’s normal policy and practice. Any request for a reference should be directed to www.theworknumber.com with company code 13799.

K.    Confidentiality. Employee agrees that he will not disclose the circumstances of his departure from BBI or the existence or contents of this Agreement, including the amount of monetary payment, to anyone other than his attorneys, financial advisers, or his spouse if any, or pursuant to an appropriate order from a court or other entity with competent jurisdiction. If asked about his separation from employment with BBI, Employee agrees to state that he left to pursue other opportunities or word to that effect. In addition, Employee acknowledges that he has held positions of trust and confidence with BBI, and that during the course of his employment he has received or been exposed to material and other information concerning its customers or clients; its policies, practices and procedures; its sales, marketing and financial information; and other information which is proprietary in nature, confidential to BBI, and not generally available to the public or to BBI’s competitors, and which, if used or divulged against BBI’s best interests would irreparably damage its ability to compete in the marketplace (“Confidential Information”). Confidential Information also includes secret or confidential material or information relating to any aspect of the business or operations of BBI or any of its subsidiaries or affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of BBI or any of its subsidiaries or affiliates. Subject to the exceptions in Section II.L below, Employee further agrees not to possess, use or disclose to any person or entity any Confidential Information without the prior, written consent of BBI, or except as may be required by court order, statute, law or regulation. Employee agrees that if he breaches this confidentiality provision, he will pay BBI $50,000.00 in liquidated damages for the breach. Employee acknowledges that estimating losses due to a breach can be difficult. Subject to the exceptions in Section II.L below, Employee further agrees that he will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential Information obtained by Employee during the term of Employee's employment with BBI, unless Employee has received specific written authorization in advance from BBI prior to the disclosure, use, or communication.

    BBI and its officers, directors, agents and management-level employees will have the right to discuss Employee’s employment and this Agreement among themselves.

L.    Exceptions. Nothing in this Agreement, including but not limited to the provisions in Sections G, J, and K, (a) limits or affects Employee’s right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967, as amended; (b) interferes with Employee’s right and responsibility to give truthful testimony under oath; or (c) precludes Employee from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity Commission or other governmental entity in connection with any alleged unlawful behavior. However, Employee promises never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claims released in this Agreement, except with respect to any government-administered whistleblower law or program. In addition:

(1) Employee may respond to a lawful and valid subpoena or other legal process or court order that seeks the disclosure of Confidential Information but: (i) shall give BBI’s Chief Legal Officer the earliest possible notice of the receipt thereof; (ii) shall, as much in advance of the return date as possible, make available to BBI’s Chief Legal Officer the documents and other information sought; and (iii) shall assist BBI’s legal counsel, at BBI’s expense, in resisting or otherwise responding to such subpoena or process.

(2) Employee may disclose Confidential Information to a government agency as part of a report, complaint, or investigation without providing notice to BBI; but if Employee makes such disclosure, Employee agrees to take reasonable steps to try to prevent the disclosure of Confidential Information beyond these allowable parameters. BBI is not waiving any attorney-client privilege or work product protection.

M.    Obligation to Cooperate and Assist. Employee agrees to cooperate in good faith with BBI to assist it with any information or matter which is within Employee’s knowledge as a result of Employee’s employment with BBI, including but not limited to making himself reasonably available for interview by BBI’s attorneys, or providing truthful testimony without the necessity of a subpoena or compensation, in any pending or future legal matter in which BBI is a party. (PROVIDED, however, that it will not be a breach of this Agreement for Employee to request a subpoena if his then-employer desires or requests it.) In such instances, BBI will pay all reasonable travel expenses associated with such cooperation and will attempt to schedule such matters at the convenience of the Employee.

N.    Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

O.    Entire Agreement; Survival of Letter Agreement; Modification. The parties agree that this is the entire agreement between the parties and that this Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, except that (i) the Letter Agreement remains in effect and all of the post-termination provisions in the Letter Agreement shall apply and are hereby re-adopted by Employee, and (ii) in the case of a Qualifying Termination, the restrictive covenants contained in the Plan shall apply. For purposes of the Letter Agreement, the Post Term non-competition obligations described in Section 1.B.i of the Letter Agreement shall remain in effect for twelve months after the Separation Date. The jury trial waiver in the Letter Agreement also remains in effect and applies to any dispute relating to this Agreement or its terms. Employee understands and acknowledges that the confidentiality obligations of this Agreement will supplement, but not replace, such agreement or agreements. The post-termination obligations in the Letter Agreement are, and shall be, subject to the limitations in Section II.L of this Agreement. Employee acknowledges that he has re‑reviewed and will comply with all of the post-termination obligations in the Letter Agreement, as modified herein. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of BBI. Unless otherwise required by law, the parties agree that any changes to this agreement, whether material or not, do not restart the 21-day consideration period provided to Employee in paragraph F.(2).

P.    Defense of Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement, in the Letter Agreement, or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

Q.    Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the state of Florida. If legal action is brought at any time based on any controversy or claim arising out of, or relating to this Agreement, the parties agree to submit to the jurisdiction and venue of the state or federal courts located in Hillsborough County, Florida.

R.    Remedies for Breach.

(1)    ADEA. In the event that the Releasing Parties bring and prevail in an action     against the Released Parties based on an ADEA claim released in Paragraph II.G, the     Released Parties will be entitled to offset any recovery
by the amounts paid under this Agreement or the amount recovered by the Releasing Parties, whichever is less. If the Released Parties prevail in such an action, the Released Parties will be     entitled to all remedies authorized by applicable law.

(2)    All Other Claims. In the event that the Releasing Parties bring an action against the Released Parties based on any other claim released in Paragraph II.G, the Released Parties may, at their option, and as applicable (a)

stop making payments that would     otherwise have been due under this Agreement; (b) demand the return of any payments that have been made under this Agreement; (c) plead this Agreement in bar to any such action; (d) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

(3)    Breach by BBI. In the event that the Released Parties breach this Agreement, the Releasing Parties will be entitled to bring an action for breach of this Agreement but not for any claims released by Paragraph II.G. If the Releasing Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys’ fees.

S.    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine, singular or plural, as to the identity of the person or persons may require.

T.    Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, the rest of the Agreement will remain in force.

    EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SEPARATION AND RELEASE AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HIS OWN FREE WILL.

[Signatures on the Next Page]

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

Bloomin’ Brands, Inc.
Gregg Scarlett	By: Kelly Lefferts – Chief Legal Officer

Date:	Date:

Exhibit A
February 14, 2020

Gregg Scarlett

Dear Gregg,

This letter agreement confirms the verbal offer extended to you by Bloomin’ Brands, Inc. (the “Company”) to serve as Executive Vice President, Chief Operating Officer, Casual Dining Restaurants reporting to David Deno, Chief Executive Officer. Your effective date will be February 14, 2020. The terms of your employment will be:

You will be employed by a subsidiary of the Company (the “Employer”) and will be paid an annual base salary of $675,000 effective February 14, 2020 payable in equal bi-weekly installments.

You will remain eligible to participate in the Company’s annual bonus program and effective February 14, 2020 your target bonus will be 120% of your base salary based on both Company performance against objectives as set forth in the Company bonus program and individual performance. Your bonus payout for the 2020 fiscal year will be prorated based on your effective date through the end of the fiscal year, provided you remain employed by the Employer through the payout date.

The Company will issue you a one-time grant delivered with 35,000 Performance Share Units (“PSUs”), 50,000 Restricted Stock Units (“RSUs”) and 100,000 Stock Options (“Options”) on the first business day of the month immediately following your effective date. This grant will have standard vesting of three years contingent on continued employment with the Company or the Employer as follows: PSUs will vest on a 3-year cliff schedule on the third anniversary of the grant date subject to the Company’s Adjusted EPS performance over fiscal years 2020-2022, and RSUs and Options shall both ratably vest one-third of the units on each of the first, second and third anniversaries of the grant date, respectively. All grants are subject to the terms of our 2016 Omnibus Incentive Compensation Plan and Equity Award Policy (collectively, the “Plan”) and our standard award agreement. Our standard equity agreement includes a “double trigger” provision to protect you in the event of a change-in-control. The details of the Plan and the form of grant agreement will be provided to you separately.
In addition to your annual bonus, you will be eligible for an annual long-term incentive grant commencing in 2020. Per the current long-term incentive plan, you will be eligible for a target up to 150% of your base salary, which will be subject to Company and individual performance.

You will remain eligible for Paid Time Off (PTO) benefit.

You will be eligible to participate in the following benefits as applicable and in accordance with the terms of Company policy:

•Medical Benefits Plan
•Salaried Short-Term Disability Insurance
•Salaried Long-Term Disability Insurance
•Company Paid Group Term Life Insurance
•Company Paid Accidental Death and Dismemberment Insurance
•Dental Benefits Plan

•Vision Benefits Plan
•Non-Qualified Deferred Compensation Plan

In the ordinary course of business, pay and benefit plans continue to evolve as business needs and laws change. To the extent the Company or the Employer determines it to be necessary or desirable to change or eliminate any of the plans or programs in which you participate, such changes will apply to you as they do to other similarly situated employees.

As a condition of your employment, please note the following:

While it is our sincere hope and belief that our relationship will be mutually beneficial, the Company and the Employer do not offer employment for a specified term. Any statements made to you in this letter and in meetings should not be construed in any manner as a proposed contract for any such term. Both you and the Employer may terminate employment at any time, with or without prior notice, for any or no reason, and with or without Cause (as defined on Schedule 1).

As a further condition of your employment you agree to the following:

1.Restrictive Covenant - Non-competition

    A.    During Employment. You will devote one hundred percent (100%) of your full business time, attention, energies, and effort to the business affairs of the Employer and the Company. Except with the prior written consent of the Employer, during your employment with the Company or the Employer, you shall not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business, and you shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. You shall not serve on the board of directors or advisory committee of any other company without the prior consent of the Employer, which consent shall not be unreasonably withheld.

    B.    Post Term. Commencing on termination your employment with the Employer, you shall not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full table service restaurant business and that is located or intended to be located anywhere within a radius of thirty (30) miles of any full table service restaurant owned or operated by the Company or the Employer, or any proposed full table service restaurant to be owned or operated by the Company or the Employer, and you shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity for the time period specified below:

(i)    If your employment with Employer ends as a result of a termination without Cause (as defined in Schedule 1) by the Employer or your resignation for Good Reason (as defined in Schedule 1), then for a continuous period equal to the period of time used for calculating the amount of severance paid to you upon termination, if any; or

(ii)     If your employment with the Employer ends as a result of your voluntary resignation or termination by the Employer for Cause, for a continuous period of one (1) year.

For purposes of this non-competition clause, restaurants owned or operated by the Company or the Employer shall include all restaurants owned or operated by the Company, the Employer, their subsidiaries, franchisees or affiliates and any successor entity to the Company, the Employer, their subsidiaries, franchisees or affiliates, and any entity in which the Company or the Employer, its subsidiaries or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Company, the Employer, or their franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon.

    C.    Limitation. It shall not be a violation of this Non-competition clause for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.
2.Restrictive Covenant - Non-disclosure; Non-solicitation; Non-piracy
A.    Except in the performance of your duties hereunder, at no time during your employment with the Company or the Employer, or at any time thereafter, shall you, individually or jointly with others, for your benefit of or for the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer, the Company or any of their affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer, the Company or any of their affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of your own.
B.    Moreover, during your employment with the Employer and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees of the Employer, the Company or any of their franchisees or affiliates, you shall not offer employment to, or hire, any employee of the Employer, the Company or any of their franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates; nor shall you act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates.

3.Restrictive Covenant - Company and Employer Property: Duty to Return. All Employer and Company property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in your possession or acquired by you while in the employ of the Employer shall be the exclusive property of the Employer and shall be returned to the Employer no later than the date of your last day of work with the Employer.

4.Restrictive Covenant - Inventions, Ideas, Processes, and Designs. All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business of the Employer or the Company shall be disclosed in writing promptly to the Employer, and shall be the sole and exclusive property of the Employer, if either (i) conceived, made or used by you during the course of the your employment with the Employer (whether or not actually conceived during regular business hours) or (ii) made or used by you for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Employer or the Company” if (i) it was made with equipment, facilities or confidential information of the Employer or the Company, (ii) results from work performed by you for the Employer or the Company or (iii) pertains to the current business or demonstrably anticipated research or development work of the Employer or the Company. You shall cooperate with the Employer and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes and designs to the Employer. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Employer, and you shall be bound by such decision. You shall provide, on the back of this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that you made or conceived prior to your employment with the Employer, and that, therefore, are excluded from the scope of the employment with the Employer.

The restrictive covenants contained in this agreement are given and made by you to induce the Employer to employ you and to enter into this Agreement with you, and you hereby acknowledge that employment with the Employer is sufficient consideration for these restrictive covenants. The restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action you may have against the Employer or the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant. The refusal or failure of the Employer or the Company to enforce any restrictive covenant of this agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Employer or the Company of any such restrictive covenant, nor shall it give rise to any claim or cause of action by you against the Employer or the Company.

You agree that a breach of any of the restrictive covenants contained in this Agreement will cause irreparable injury to the Employer and the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Employer and the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain you from any threatened or actual activities in violation of any such covenants. You hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Employer or the Company does apply for such an injunction, you shall not raise as a defense thereto that the Employer or the Company has an adequate remedy at law.

For the avoidance of doubt, the termination of this agreement for any reason, shall not extinguish your obligations specified in these restrictive covenants.

ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE

KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

You shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer or the Company. It is the intent of the Employer and the Company that the provisions of this agreement and all other plans and programs sponsored by the Employer and the Company be interpreted to comply in all respects with Internal Revenue Code Section 409A, however, the Employer and the Company shall have no liability to you, or any of your successors or beneficiaries, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by you or your successors or beneficiaries.

The validity, interpretation, and performance of this agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

This letter constitutes the full commitments which have been extended to you and shall supersede any prior agreements whether oral or written. However, this does not constitute a contract of employment for any period of time. Should you have any questions regarding these commitments or your ability to conform to Bloomin’ Brands policies and procedures, please let me know immediately.

By signing this offer, you indicate your acceptance of our offer. Please keep one original copy of this offer letter for your personal files.

We look forward to having you join us as a member of our team.

Sincerely,

/s/ Pablo Brizi

Pablo Brizi
Senior Vice President, Chief Human Resources Officer
Bloomin’ Brands, Inc.

I accept the above offer of employment and I understand the terms as set forth above.

/s/ Gregg Scarlett	2/14/20
Gregg Scarlett	Date

Schedule 1

"Cause" shall be defined as:

1.Your failure to perform the material duties required of you in a manner satisfactory to the Employer, in its reasonable discretion after the Employer follows the following procedures: (a) the Employer gives you a written notice (''Notice of Deficiency") which shall specify the deficiencies in your performance of duties; (b) you shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency; and (c) in the event you do not cure the deficiencies to the satisfaction of the Employer, in its reasonable discretion, within such thirty (30) day period (or if during such thirty (30) day period the Employer determines that you are not making reasonable, good faith efforts to cure the deficiencies to the reasonable satisfaction of the Employer), the Employer shall have the right to immediately terminate your employment for Cause. The provisions of this paragraph (1) may be invoked by the Employer any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this paragraph (1) nor prevent the Employer from issuing any subsequent Notices of Deficiency; or

2.Any willful dishonesty by you in your dealings with the Company, the Employer or their affiliates; your commission of fraud, negligence in the performance of your duties; insubordination; willful misconduct; or your conviction (or plea of guilty or nolo contendere), indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude; or

3.Any material violation of the restrictive covenants of this agreement or

4.Any material violation of any current or future material published policy of the Employer or its Affiliates (material published policies include, but are not limited to, the Employer's discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy, ethics policy and security policy).

5.For all purposes of this Agreement, termination for Cause shall be deemed to have occurred in the event of the Employee's resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

“Good Reason” shall be defined as any one or more of the following

(i)     a material diminution in the nature and scope of your responsibilities, duties or authority (any diminution of the business of the Company shall not constitute Good Reason);
(ii)     a material diminution by the Company in your current base salary and/or your annual bonus potential other than as part of an across-the-board reduction that results in a proportional reduction to you substantially equivalent to that of other employees that are designated at the same level as you;
(iii)    a removal from, or failure to continue in, the your current position, unless you are offered another position that is no less favorable than your current position in terms of compensation (compensation for these purposes meaning base salary and participation in annual bonus and long-term incentive programs); or
(iv)    an actual relocation of your principal office to another location more than fifty (50) miles from your current office location and such office relocation results in a material increase in your length of commute; provided that no finding of Good Reason shall be effective unless and until you have provided the Company, within sixty (60) calendar days of the date when the you became aware, or should have become aware, of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity all of the facts and circumstances underlying the finding of Good Reason and that the you intends to terminate your employment for Good Reason no later than the sixtieth (60th) day following the delivery of such notice to the Employer and, if the basis for such finding of Good Reason is capable of being cured by the Employer, providing the Employer with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice. If the Company does not cure the same within such thirty (30) calendar day cure period, no finding of Good Reason shall be effective unless you terminate employment within thirty (30) calendar days of the expiration of such cure period.